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                                                                   EXHIBIT 10.13

                                                                  EXECUTION COPY

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                             SHAREHOLDERS AGREEMENT

                                      AMONG

                BELL CANADA INTERNATIONAL (ESPELHO SUL) LIMITED,

                         VELOCOM CAYMAN BRASIL HOLDINGS,

                            QUALCOMM DO BRASIL LTDA.

                                       AND

                             BV INTERATIVA HOLDINGS

                           DATED AS OF MARCH 22, 2000

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                                TABLE OF CONTENTS

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                                                                                                               PAGE

Article I. Definitions and Interpretation.........................................................................1
     Section 1.1 Defined Terms ...................................................................................1
     Section 1.2 Interpretation ..................................................................................6

Article II. Interativa............................................................................................6
     Section 2.1 Capitalization of Interativa ....................................................................6
     Section 2.2 Initial Contributions of Shareholders to Interativa .............................................6
     Section 2.3 Increases in Capital ............................................................................7
     Section 2.4 Mechanism for Funding Cash Calls ................................................................7
     Section 2.5 Funding Obligations .............................................................................7
     Section 2.6 Preemptive Rights ...............................................................................8
     Section 2.7 Purposes ........................................................................................9

Article III. Representations, Warranties And Covenants............................................................9
     Section 3.1 Representations and Warranties ..................................................................9
     Section 3.2 Covenants Regarding the Foreign Corrupt Practices Act ..........................................10

Article IV. Accounting Matters...................................................................................11
     Section 4.1 Books and Accounting Records ...................................................................11
     Section 4.2 Access .........................................................................................11
     Section 4.3 Auditor ........................................................................................12
     Section 4.4 Internal Audits ................................................................................12
     Section 4.5 Interests of the Companies .....................................................................12
     Section 4.6 Distributions of Excess Cash ...................................................................12
     Section 4.7 Funding Policy .................................................................................12
     Section 4.8 Business Plan ..................................................................................12
     Section 4.9 Annual Tax Return ..............................................................................12
     Section 4.10 Related Party Transactions ....................................................................12
     Section 4.11 Financial Information .........................................................................13

Article V. Board and Shareholder Meetings........................................................................13
     Section 5.1 Appointments to the Board of Directors of Interativa ...........................................13
     Section 5.2 Rights Regarding Appointment of Directors ......................................................14
     Section 5.3 Chairman .......................................................................................14
     Section 5.4 Frequency of Board Meetings; Location; Notice; Agenda; Attendance of Alternates;
                     Committees .................................................................................15
     Section 5.5 Quorum and Voting Requirements for Board Meetings ..............................................16
     Section 5.6 Quorum and Voting Requirements for Shareholder Meetings ........................................19
     Section 5.7 Officers .......................................................................................21
     Section 5.8 Related Party Agreements .......................................................................21

Article VI. Restrictions On Transfer And Encumbrance.............................................................21
     Section 6.1 Encumbrance of Shares ..........................................................................21
     Section 6.2 Transfers Subject to Restrictions ..............................................................21
     Section 6.3 Right of First Negotiation .....................................................................22
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
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     Section 6.4 Right of First Refusal .........................................................................23
     Section 6.5 Transfers to Affiliates ........................................................................25
     Section 6.6 Expenses .......................................................................................25
     Section 6.7 Further Assurances .............................................................................25
     Section 6.8 Closing of Any Transfer ........................................................................25
     Section 6.9 Restrictive Legend .............................................................................26

Article VII. Further Covenants and Agreements....................................................................26
     Section 7.1 Management of the Companies ....................................................................26
     Section 7.2 Shareholders Agreement Controls ................................................................26

Article VIII. Confidentiality....................................................................................27
     Section 8.1 General ........................................................................................27
     Section 8.2 Disclosure Required by Law or Court Order ......................................................28
     Section 8.3 Use of Confidential Information ................................................................28

Article IX. Termination; Liquidation.............................................................................28
     Section 9.1 Term of Agreement ..............................................................................28
     Section 9.2 Termination by Unanimous Consent ...............................................................28
     Section 9.3 Termination on Bankruptcy or Liquidation .......................................................28
     Section 9.4 Liquidation ....................................................................................29

Article X. Governing Law; Arbitration............................................................................29
     Section 10.1 Law ...........................................................................................29
     Section 10.2 Arbitration ...................................................................................29
     Section 10.3 Waiver of Jury Trial ..........................................................................32

Article XI. Miscellaneous........................................................................................32
     Section 11.1 Notices .......................................................................................32
     Section 11.2 Assignment ....................................................................................34
     Section 11.3 Entire Agreement ..............................................................................34
     Section 11.4 Headings ......................................................................................34
     Section 11.5 Section References ............................................................................34
     Section 11.6 Amendments; Waivers ...........................................................................34
     Section 11.7 Third-Party Rights ............................................................................34
     Section 11.8 Rights and Remedies ...........................................................................34
     Section 11.9 Further Assurances ............................................................................34
     Section 11.10 Transfer Taxes; Recording Fees ...............................................................34
     Section 11.11 No Consequential Damages .....................................................................35
     Section 11.12 Expenses of Negotiation ......................................................................35
     Section 11.13 Relationship Among the Shareholders; Relationship between Interativa and the
                     Shareholders ...............................................................................35
     Section 11.14 Voting .......................................................................................35
     Section 11.15 No Brokers ...................................................................................35
     Section 11.16 News Releases ................................................................................36
     Section 11.17 Compliance with Transaction Documents ........................................................36
     Section 11.18 Counterparts .................................................................................36
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                             SHAREHOLDERS AGREEMENT

         This Shareholders Agreement (this "Agreement") dated as of March 22,
2000 among Bell Canada International (Espelho Sul) Limited, a British Virgin
Islands Company ("BCI"), VeloCom Cayman Brasil Holdings, a Cayman Islands company ("VeloCom"), QUALCOMM do Brasil Ltda, a Brasilian sociedade de responsibilidade limitada ("QUALCOMM") and BV Interativa Holdings, a Cayman
Islands Company ("Interativa").

                                    RECITALS

         WHEREAS, BCI and VeloCom each owns 45% of the issued and outstanding capital stock of Interativa;

         WHEREAS, QUALCOMM owns 10% of the issued and outstanding capitalized stock of Interativa;

         WHEREAS, Interativa owns 99.9% of BV Interativa Ltda., a Brasilian sociedade de responsibilidade limitada ("Interativa Brasil").

         WHEREAS, pursuant to the terms of the Purchase Agreement (as defined below), Interativa Brasil purchased, on the Closing Date (as defined below), 100% of the issued and outstanding capital stock of BR Home Shopping Internet
S.A., a Brasilian sociedade anonima ("BRHS"), from its shareholders; and

         WHEREAS, the Shareholders wish to set forth the terms and conditions of the operation of Interativa and its Subsidiaries (as defined below), including
BRHS and Interativa Brasil (the "Interativa Subsidiaries").

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                                   AGREEMENTS

                                   ARTICLE I.
                         DEFINITIONS AND INTERPRETATION

         Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined).

         "Acceptance Period" shall have the meaning set forth in Section 6.4(d) hereof.

         "Adjusted Valuation Price" shall have the meaning set forth in Section
6.4(e) hereof.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.



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         "Agreement" shall mean this Shareholders Agreement, including all exhibits, annexes and schedules hereto.

         "Annual Audit Report" shall have the meaning set forth in Section 4.3 hereof.

         "Articles" shall have the meaning set forth in Section 5.1 hereof.

         "BCI" shall have the meaning set forth in the Recitals hereof.

         "Board" shall mean the board of directors of each of the Companies as the context requires.

         "Bona Fide Offer" shall have the meaning specified in Section 6.4(c) hereof.

         "Bona Fide Shares" shall have the meaning specified in Section 6.4(d) hereof.

         "BRHS" shall have the meaning set forth in the Recitals hereof.

         "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Montreal, Canada; New York, New York or Sao
Paulo, Brasil.

         "Cash Call Notice" shall mean a written notice for a Contribution sent in accordance with Article II hereof.

         "Chairman" shall have the meaning specified in Section 5.3 hereof.

         "Chief Executive Officer" shall mean the chief executive officer of Interativa, who shall be appointed by BCI and VeloCom.

         "Closing Date" shall mean March 17, 2000.

         "Companies" shall mean Interativa and the Interativa Subsidiaries.

         "Company Act" means the New Brazilian Company Law, Law No. 6404 of
December 15, 1976, as amended from time to time, and any successor or replacement legislation thereof.

         "Confidential Information" shall have the meaning specified in Section
8.1(b) hereof.

         "Contribution" shall mean any capital contribution and/or Shareholder loan made pursuant to Section 2.2 or Section 2.3 hereof.

         "Control" is possessed by a Person over another Person (such other
Person the "subject Person") if such Person (alone or in combination with one or more Related Parties and/or Affiliates), (i) holds shares or possesses rights that assure it the majority of votes in resolutions in a general meeting of shareholders and the power to elect a majority of the subject Person's members, directors and officers; or (ii) holds shares or possesses rights


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either directly or indirectly through the control of other subject Person(s)
that assure its prevalence in corporate resolutions and the power to elect the majority of the subject Person's directors and officers; or (iii) satisfies the definitions of "control" set forth in articles 116 and 243(2) of the Company Act or any successor or replacement legislation thereof or (iv) has the power otherwise to cause the direction of the management of the subject Person and "Controlling" or "Controlled" have corresponding meanings.

         "Defaulting Shareholder" shall mean any Shareholder that causes an Event of Default.

         "Demand" shall have the meaning set forth in Section 10.2(c) hereof.

         "Dispute" shall have the meaning set forth in Section 10.2(a) hereof.

         "Dollars" or "US$" shall mean the lawful currency of the United States of America.

         "Event of Default" shall mean the occurrence, by or with respect to any Shareholder, of (i) the violation or breach of any of the Material Provisions of this Agreement which has not been remedied after a period of twenty (20)
Business Days following the receipt by the Defaulting Shareholder of a written notice of such violation or breach (unless a different delay to remedy the Event of Default is specifically expressed in this Agreement); (ii) the voluntary filing of a petition or judgment declaring bankruptcy or insolvency, or the voluntary liquidation, dissolution or winding-up; or (iii) the making of any arrangement with all or substantially all of such Party's creditors; provided, however, that the failure of any Shareholder to make any capital contribution other than as set forth in Section 2.2 shall not constitute an Event of Default.

         "Excess Shares" shall have the meaning set forth in Section 2.6(c) hereof.

         "Experts" shall have the meaning set forth in Section 6.4(e) hereof.

         "Final Payment" shall have the meaning specified in Section 2.3(c) of the Purchase Agreement.

         "First Refusal Notice" shall have the meaning set forth in Section
6.4(b).

         "Floor Price" shall have the meaning set forth in Section 6.3(c) hereof.

         "Foreign Corrupt Practices Act" shall mean the Foreign Corrupt
Practices Act of the United States of America (15 U.S.C.A. Section 78dd) and any successor statute or legislation.

         "Foreign Official" means (i) an officer or employee of the government of the Federative Republic of Brasil or any political subdivision, department, agency or instrumentality thereof, (ii) a Person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, (iii) a member or official of a political party in the Federative Republic of Brasil or (iv) a candidate for political office in the Federative Republic of Brasil.


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         "GAAP" shall mean generally accepted accounting principles in effect in a particular jurisdiction, consistently applied.

         "ICC" shall have the meaning set forth in Section 10.2(c) hereof.

         "Indemnitor" shall have the meaning set forth in Section 11.15(b) hereof.

         "Interativa" shall have the meaning set forth in the Recitals hereof.

         "Interativa Brasil" shall have the meaning set forth in the Recitals hereof.

         "Interativa Subsidiaries" shall have the meaning set forth in the Recitals hereof.

         "Lending Shareholders" shall have the meaning set forth in Section
2.3(b) hereof.

         "Lien" shall mean any pledge, mortgage, lien, security interest or other encumbrance.

         "Loss" shall mean any loss, damage, claim, obligation, liability or expense, including, without limitation, reasonable attorneys' fees and costs of litigation whether threatened or pending.

         "Material Provisions" shall mean Section 2.2, Section 3.1, Section 3.2,
Section 5.5, Section 5.6, Section 6.2, Section 6.3, Section 6.4, and Article
VIII.

         "Negotiation Period" shall have the meaning set forth in Section 6.3(b) hereof.

         "Nonlending Shareholder" shall have the meaning set forth in Section
2.3(b) hereof.

         "Nontransferring Shareholder" shall mean, with respect to any transfer of Shares in accordance with this Agreement, any Shareholder that is not a Transferring Shareholder.

         "Observer" shall have the meaning set forth in Section 5.1(b) hereof.

         "Offer Notice" shall have the meaning set forth in Section 6.3(a) hereof.

         "Offered Shares" shall have the meaning set forth in Section 6.3(a) hereof.

         "Officer" shall mean an officer of Interativa appointed by BCI and VeloCom.

         "Ownership Percentage" of any Shareholder shall mean, at any time, a percentage equal to the product of (i) 100% multiplied by (ii) a fraction, the numerator of which is the number of Shares owned by such Shareholder at such time and the denominator of which is the aggregate number of all issued and outstanding Shares at such time.

         "Parent Shareholder" means Bell Canada International Inc., VeloCom Inc.
and QUALCOMM Incorporated.


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         "Parties" shall mean the parties to this Agreement as of the date hereof and from time to time.

         "Person" shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization, a government or any agency or political subdivision thereof.

         "Preemptive Offer" shall have the meaning set forth in Section 2.6(c).

         "Preemptive Period" shall have the meaning set forth in Section 2.6(d) hereof.

         "Proportionate Amount" shall have the meaning set forth in Section
2.6(a) hereof.

         "Pro Rata Portion" shall have the meaning set forth in Section 6.3(b) hereof.

         "Purchase Agreement" shall mean the Purchase Agreement dated March 3,
2000 among Interativa Brasil, BRHS and the Shareholders of BRHS.

         "QUALCOMM" shall have the meaning set forth in the Recitals of this Agreement.

         "Related Party" with respect to any individual means any Person related by blood (up to the fourth degree), marriage or adoption (or formerly related by marriage) to such individual, including, without limitation, spouses, in-laws, parents, grandparents, children, grandchildren, aunts, uncles, great-aunts, great-uncles, nieces, nephews, great-nieces and great-nephews.

         "Representative" shall mean, with respect to any Person, any director, officer, employee, consultant, advisor or agent of such Person.

         "Rules" shall have the meaning set forth in Section 10.2(c) hereof.

         "Schedule of Authorities" shall have the meaning set forth in Section
5.5(b)(xiii).

         "Shareholders" shall mean BCI, VeloCom and QUALCOMM and any other
Person who is the owner of any Shares and is a party to this Agreement.

         "Shares" shall mean the issued and outstanding shares of Interativa, par value US$1.00 per share.

         "Subsidiary" shall mean, with respect to any Person, another Person controlled directly or indirectly by such Person or in which such Person owns, directly or indirectly, a ten percent (10%) or more equity interest. For the purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

         "Transaction Documents" shall mean this Agreement and the Purchase
Agreement.


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         "Transferring Shareholder" shall mean any Shareholder that desires to transfer Shares.

         "Valuation Price" shall have the meaning set forth in Section 6.4(e) hereof.

         "VeloCom" shall have the meaning set forth in the Recitals of this Agreement.

         Section 1.2 Interpretation.

                  (a) Certain Terms. In this Agreement, (i) any reference to an agreement or document shall mean such agreement or document, including any schedules and exhibits thereto, as the same may be supplemented, amended or modified from time to time in accordance with its terms, (ii) the term "days" shall mean calendar days and (iii) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from but excluding" and the words "until" and "to" mean "to and including."

                  (b) Calculation of Interest. Interest applicable to any amount payable hereunder shall be calculated for the actual number of days elapsed on the basis of a year consisting of three hundred and sixty (360) days and shall be compounded semi-annually, to the extent permitted by applicable law.

                                   ARTICLE II.
                                   INTERATIVA

         Section 2.1 Capitalization of Interativa. As of the date hereof, the issued and outstanding capital stock of Interativa, a Cayman Islands company, is comprised of nine million, one hundred thirty nine thousand four hundred and twenty-five (9,139,425) Shares, par value US$1.00 per Share; of which (i) BCI owns four million, one hundred twelve thousand, seven hundred and forty-one
(4,112,741) Shares (representing 45% of such issued and outstanding capital stock); (ii) VeloCom owns four million, one hundred twelve thousand, seven hundred and forty-one (4,112,741) Shares (representing 45% of such issued and outstanding capital stock); and (iii) QUALCOMM owns nine hundred thirteen thousand, nine hundred and forty-three (913,943) Shares (representing 10% of such issued and outstanding capital stock).

         Section 2.2 Initial Contributions of Shareholders to Interativa.

                  (a) As of the date of this Agreement, the Shareholders have contributed nine million, one hundred thirty nine thousand four hundred and twenty-five Dollars (US$ 9,139,425.00) as follows: each of BCI and VeloCom has contributed four million, one hundred twelve thousand, seven hundred and forty-one Dollars (US$ 4,112,741.00), and QUALCOMM has contributed nine hundred thirteen thousand, nine hundred and forty-three Dollars (US$ 913,943.00).

                  (b) Subject to and upon the terms and conditions set forth in this Agreement, each Shareholder agrees to make on the date the Final Payment is due under


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the Purchase Agreement, capital contributions and/or Shareholder loans to
Interativa in proportion to its Ownership Percentage in Interativa to fund the amount of the Final Payment.

                  (c) Within thirty (30) days after the Closing Date, the Management of BRHS will present a business plan, for the first year of BRHS's operations, to the Board of Interativa, which business plan will include the proposed first stage funding commitment of Interativa. The Shareholders and the Board of Interativa will use their best efforts to approve such business plan, with such revisions deemed necessary by the Board of Interativa within sixty
(60) days after the Closing Date.

         Section 2.3 Increases in Capital.

                  (a) The capital of Interativa may be increased from time to time as authorized by the Interativa Board in order to fund anticipated cash needs of Interativa. The Shareholders shall have preemptive rights in respect of all such increases in capital in proportion to their Ownership Percentages in Interativa as set forth in Section 2.6 hereof. Each Shareholder shall vote its Shares in favor of such increase in capital in order to implement the vote of the Interativa Board taken in accordance with Section 5.5 hereof.

                  (b) The amount of Shareholder loans made by each Shareholder to Interativa shall be in proportion to such Shareholder's Ownership Percentage, provided, however, that if any Shareholder fails to make a loan in the amount of its Ownership Percentage (a "Nonlending Shareholder"), the Shareholders that make loans ("Lending Shareholders") shall have the right to make additional loans (totaling the amount of the loan not made by the Nonlending Shareholder), each in the proportion its Ownership Percentage bears to the total Ownership
Percentage of the Lending Shareholders.

         Section 2.4 Mechanism for Funding Cash Calls. If the Interativa Board authorizes a Contribution, Interativa shall send a Cash Call Notice to each of the Shareholders calling for Contributions from such Shareholder. Each
Contribution (or portion thereof) required to be made by any such Shareholder shall be payable by such Shareholder in the form of a capital contribution and/or a Shareholder loan to Interativa (which form shall be the same for all Shareholders) as determined by the Interativa Board and specified in the Cash
Call Notice. Each Contribution made pursuant to this Agreement shall be payable by the Shareholders in cash, in Dollars, on the date specified in the Cash Call
Notice, by wire transfer to the account or accounts of Interativa as specified in such Cash Call Notice.

         Section 2.5 Funding Obligations. Except as provided in Section 2.2 hereof, no Shareholder shall have any obligation pursuant to this Agreement to make any capital contributions or Shareholder loans to Interativa. Failure by a Shareholder to subscribe to its Proportionate Amount of any Contribution (other than pursuant to Section 2.2) shall result in a dilution of its Ownership
Percentage and shall not constitute an Event of Default hereunder.


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         Section 2.6 Preemptive Rights.

                  (a) Each Shareholder shall have preemptive rights, as described below, to subscribe in proportion to its respective Ownership
Percentage in Interativa (its "Proportionate Amount") for any additional Shares of Interativa that may be issued (including Shares to be issued pursuant to a Cash Call Notice) to satisfy Interativa's anticipated cash needs.

                  (b) Any new Shares of Interativa from time to time to be created, or Shares already authorized but not issued, shall, before they are issued to satisfy Interativa's anticipated cash needs, be offered to each Shareholder in its respective Proportionate Amount.

                  (c) Every offer regarding preemptive rights (each a "Preemptive Offer") shall be made in writing by Interativa to each Shareholder, shall be accompanied by forms of application for use by each such Shareholder in applying for its Proportionate Amount or for any lesser number of Shares, and for any Shares in excess of its Proportionate Amount, to which it is prepared to subscribe ("Excess Shares"), and shall specify:

                           (i) the aggregate number and type (including all
material terms) of Shares that Interativa proposes to allot;

                           (ii) the terms (including the price per Share and
terms of payment) on which Interativa proposes to allot the Shares;

                           (iii) each Shareholder's Proportionate Amount.

                  (d) Every Preemptive Offer shall be open for acceptance in whole or in part for a period of thirty (30) days from the date of its delivery
(the "Preemptive Period"). An acceptance of an offer shall only be valid to the extent that payment in full or an irrevocable commitment to pay for the Shares accepted, on the terms set forth in the Preemptive Offer, accompanies the acceptance. The payment for the Excess Shares subscribed shall be made as specified in the Preemptive Offer, and failure to comply therewith shall preclude such Shareholder from subscribing for such Excess Shares.

                  (e) At the expiration of the Preemptive Period, Interativa shall allot the Shares in the following manner:

                           (i) each Shareholder shall be allotted its
Proportionate Amount or such lesser number of Shares that it has accepted;

                           (ii) if the number of unaccepted Shares is less than
the number of Shares for which excess applications have been made, the unaccepted Shares shall be allotted (as nearly as may be) in proportion to the number of Shares held by each of the Shareholders that subscribed to Excess
Shares at the date of the Preemptive Offer; and


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

                           (iii) if the number of unaccepted Shares is equal to
or greater than the number of Shares for which excess applications have been made, a Shareholder who has applied for Excess Shares shall be allotted the number of Excess Shares for which it applied.

                  (f) The resolution of the Board authorizing the increase of the share capital pursuant to Section 2.3 shall provide that if the entire share capital increase is not subscribed to by the Shareholders, the share capital increase may be decreased to the amount actually subscribed.

                  (g) If the Shares shall not be capable, without division into fractions, of being offered to or divided among the Shareholders in the proportions above-mentioned, the same shall be offered to or divided among the Shareholders to achieve a distribution as close as possible to such proportions, and any balance shall be offered to or divided among the subscribing
Shareholders in such manner as may be determined by the subscribing
Shareholders.

         Section 2.7 Purposes. Unless the Shareholders otherwise unanimously agree, the businesses to be engaged in by Interativa shall be providing Internet access and value added services, including, without limitation: web hosting; web development; file transfer protocol; telenet; electronic mail; Usenet newsgroups; applications development, delivery and hosting; content; domain name registration and maintenance; electronic commerce and services; colocation services; portal development and maintenance; event hosting; and IP delivered services.

                                  ARTICLE III.
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 3.1 Representations and Warranties. Each Party represents to the others that:

                  (a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to own, lease and operate the assets held or used by it to conduct its business as currently conducted. It has the power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions provided for hereby and thereby have been duly authorized by all necessary action of the governing body of such Party, and no other proceeding on the part of such Party is necessary to authorize the execution or delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation of any of the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by such Party and constitute a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms set forth herein or therein, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and, subject as to


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

enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (b) The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Certificate of Incorporation, Memorandum and Articles of Incorporation, Bylaws, or any other constituent document of such Party, (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to accelerate, renegotiate or terminate or receive any payment, or constitute a default, event of default or an event which with notice, lapse of time, or both, would constitute a default or event of default, under the terms of any material contract to which such Party is a party or is bound, (iii) result in the creation of any material liens upon any of their respective properties, or (iv) constitute a violation by any such Party of any applicable law.

                  (c) It has (i) read and fully understands this Agreement and the Transaction Documents to which it is a party, (ii) consulted with independent counsel to the extent it deemed necessary prior to its execution of this Agreement and the Transaction Documents to which it is a party and (iii) received a copy of the Foreign Corrupt Practices Act and understands its requirements.

                  (d) That (i) it has not taken any action that is or could be deemed to be a violation of the Foreign Corrupt Practices Act if taken by a party subject thereto in respect of any of the Companies or any of the transactions contemplated by the Transaction Documents, (ii) it is not aware of any action or conduct that could be deemed to be a violation of the Foreign
Corrupt Practices Act if taken by a party subject thereto in respect of any of the Companies or any of the transactions contemplated by the Transaction
Documents, and (iii) neither it nor its Affiliates nor any of its managers, officers, directors, employees, shareholders, members, agents or Representatives
(including the managers, officers, directors, employees, shareholders, members, agents or Representatives of its Affiliates) has offered, given, paid, authorized the payment of, or promised, directly or indirectly, any money, gift, promise or other thing of value to any Foreign Official (or to any other Person while knowing it will be offered, given or promised to a Foreign Official) for any purpose including, by way of example but not limitation, influencing any act or decision of such Person acting in his, her or its official capacity, or inducing such Person to do or omit to do any action in violation of lawful duty, inducing such Person to use his, her or its influence with the Government to affect or influence any act or decision of such Government or instrumentality, in order to assist any of the Companies or the Parties to obtain or retain business for or with, or in directing business to, any Person, or for any other improper purpose.

         Section 3.2 Covenants Regarding the Foreign Corrupt Practices Act.

                  (a) From and after the date hereof, each of the Shareholders shall not, and shall cause its respective Affiliates and all of its and their officers, managers, directors, employees, shareholders, members, agents and Representatives not to (i) take any action which is or could be deemed to be a violation of the Foreign Corrupt Practices Act if taken


                                       10

by a party subject thereto in respect of any of the Companies, or (ii) offer, give, pay, promise to pay, or authorize the payment directly or indirectly, of any money, gift or other thing of value to any Foreign Official (or to any other Person while knowing it will be offered, given or promised to a Foreign Official) for the purpose of influencing any act or decision of such Person in their official capacity, inducing such Person to do or to omit to do any act in violation of their lawful duties, or inducing such Person to use their influence with the government of the Federative Republic of Brasil or any instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist any of the Companies or any of the Shareholders to obtain or retain business for or with, or in directing business to, any Person, or for any other improper purpose.

                  (b) The Shareholders hereby covenant and agree to cause the Companies to maintain their records and accounts in reasonable detail to accurately reflect their transactions and asset dispositions. In addition, the Shareholders hereby covenant and agree to cause the Companies to maintain a system of internal accounting controls to ensure that (i) transactions are executed in accordance with their respective management's authorization, (ii) transactions are recorded to permit the preparation of financial statements in conformity with applicable GAAP, (iii) access to their respective assets requires their respective management's authorization, and (iv) the recorded accountability for their respective assets shall be compared with their respective existing assets at reasonable intervals.

                  (c) The Shareholders agree that the Companies shall comply with laws of the countries in which they operate and with the laws of the United States of America and Canada applicable to each such Company's operations, including, without limitation, the Foreign Corrupt Practices Act.

                  (d) The Shareholders agree that the Companies shall establish internal education programs to the reasonable satisfaction of the Shareholders and to ensure compliance by the Companies and by their employees and consultants, with applicable legal requirements.

                                   ARTICLE IV.
                               ACCOUNTING MATTERS

         Section 4.1 Books and Accounting Records. The Companies will provide, at the Companies' expense, reasonable information and assistance to the Shareholders to conform financial statements of the Companies to Canadian or United States GAAP, including information on the book value of assets and inflation adjustments, and to enable compliance by the Shareholders with Canadian and United States requirements for financial, regulatory and tax reporting purposes.

         Section 4.2 Access. Each Shareholder and its designated Representatives shall have access to the books, records and property of the Companies during the course of normal business hours.

         Section 4.3 Auditor. The independent auditor(s) of the Companies shall be determined by VeloCom and BCI (so long as each holds at least twenty percent (20%) of the issued and outstanding Shares). The Companies' independent auditor(s) shall perform an annual year-end audit of the consolidated financial statements of each of the Companies and present each such audit in a report to the Board of Interativa (the "Annual Audit Report") in accordance with United States and Canadian GAAP.

         Section 4.4 Internal Audits. Each Shareholder, on reasonable notice to the management of the Companies, has the right during normal office hours, subject to the confidentiality provisions contained in Article VIII hereof, at its sole cost and expense, to conduct an annual audit of the Companies and the results of their operations.

         Section 4.5 Interests of the Companies. The rights described in Sections 4.1, 4.2 and 4.4 shall be exercised in a manner to further the interests of the Companies and not to harm unduly the operations of the Companies.

         Section 4.6 Distributions of Excess Cash.

                  (a) The Shareholders shall cause the Companies to distribute all excess cash to the extent permitted under applicable law and any debt instrument to which the Companies are subject, unless reasonable business practice dictates otherwise, and shall take all necessary action to effect such distributions.

                  (b) The Shareholders agree that distributions shall be made by Interativa to the Shareholders in proportion to their respective Ownership Percentages.

         Section 4.7 Funding Policy. The financing policy and financing requirements of the Companies shall be from time to time established by the Board of Interativa in accordance with the provisions of this Agreement. In all cases, the Companies will first seek to obtain favorable financing, such as multilateral agencies (e.g., IFC), high yield bonds, or other forms of non-recourse debt.

         Section 4.8 Business Plan. The business plan for each of the Companies shall be approved by the Board of Interativa and revised from time to time (in accordance with the provisions of this Agreement) for the Companies to take into account any new factors which affect the respective business plan.

         Section 4.9 Annual Tax Return. Interativa shall provide a copy of its and the Interativa Subsidiaries' annual tax returns, within one month of their filing, to each Shareholder.

         Section 4.10 Related Party Transactions. Each of the Companies shall, on a quarterly basis, produce and distribute to each Shareholder a list of transactions between (i) such Company, on the one hand, and (ii) any of BCI, VeloCom and/or Affiliates of either BCI or VeloCom, on the other hand, occurring in such quarter, setting forth the type of transaction and the amount of consideration received or paid by such Company from or to such Affiliate.

         Section 4.11 Financial Information. Each of the Interativa Subsidiaries which are operating companies, including but not limited to BRHS, shall, within five (5) days after the end of each month, or such other date as may be mutually agreed, produce and deliver to each Shareholder a monthly report outlining key financial data and key operating data and shall also provide on a timely basis such other information and assistance as requested to:

                  (a) conform financial statements to Canadian and US GAAP, including information on the book value of assets and inflation adjustments;

                  (b) enable compliance with Canadian and US requirements for financial, securities law and tax reporting purposes;

                  (c) enable compliance on a quarterly basis with obligations in relation to the preparation and announcement of financial results and other financial information of Affiliates, tax and any regulatory filings; and

                  (d) enable on a monthly basis an appropriate accounting and management reporting for the investment therein.

                                   ARTICLE V.
                         BOARD AND SHAREHOLDER MEETINGS

         Section 5.1 Appointments to the Board of Directors of Interativa.

                  (a) As of the date hereof, the Interativa Memorandum and Articles of Incorporation (the "Articles") provides for a Board comprised of four (4) principal directors and four (4) alternate directors, who shall be appointed for terms of one (1) year and until their successors are qualified. Each of VeloCom and BCI (so long as it holds (directly or indirectly) twenty percent (20%) or more of the issued and outstanding Shares of Interativa) shall be entitled to designate two (2) principal directors and two (2) alternate directors to the Interativa Board.

                  (b) Each of QUALCOMM, Vesper S.A. and Vesper Sao Paulo S.A. shall be entitled to designate one representative (each an "Observer") to attend and observe all meetings of Interativa's Board and all committees thereof (whether in person, telephonic or otherwise) in a non-voting observer capacity. QUALCOMM, Vesper S.A., and Vesper Sao Paulo S.A. may each appoint an alternate Observer. The Observers shall be entitled to receive all notices and information forwarded by Interativa to its directors and copies of the minutes of all meetings; provided, however, that Interativa may require the Observers and any alternates appointed by Vesper S.A. and Vesper Sao Paulo S.A. to execute a nondisclosure/confidentiality agreement prior to disclosing confidential information to such Observers or alternates.

                  (c) If at any time QUALCOMM acquires (directly or indirectly, excluding Shares held by VeloCom) more than ten percent (10%) of the issued and outstanding Shares of Interativa, if QUALCOMM so requests, it shall be entitled to appoint one director and one alternate to the Board.

         Section 5.2 Rights Regarding Appointment of Directors.

                  (a) The Shareholders shall take all necessary action including, to the extent practicable, the calling of a meeting of the Board of Interativa or the calling of a meeting of the Shareholders of Interativa in order to effect the appointments of directors set forth in Section 5.1, to elect the director or directors nominated by any Shareholder and/or to remove the director or directors previously appointed by any Transferring Shareholder, in each case, pursuant to the terms of Section 5.1 and this Section 5.2.

                  (b) Each Shareholder shall have the sole and exclusive right to remove, with or without cause, the principal directors (and alternate directors) appointed by it to the Board of Interativa and the sole and exclusive right to appoint replacements for any principal director (or alternate director) appointed by it.

         Section 5.3 Chairman.

                  (a) Designation. The Interativa Board shall designate one of its members as chairman of the Board (the "Chairman") for a term of one (1) calendar year. VeloCom shall have the right to designate the initial Chairman and thereafter VeloCom and BCI (so long as it holds (directly or indirectly) twenty percent (20%) or more of the issued and outstanding Shares of Interativa) shall alternate appointing the Chairman every year. The Shareholders shall consult with each other prior to designating the Chairman.

                  (b) Powers. Subject to the provisions of the Interativa constituent documents, the Chairman of Interativa shall have the following powers:

                           (i) To call, propose and prepare the agenda for and
preside over all meetings of the Shareholders and of the Board of Interativa.

                           (ii) To cause to be carried out and implemented the
resolutions of meetings of the Shareholders and of the Board of Interativa.

                           (iii) Subject to prior approval by the Board of
Interativa, to sign the Annual Audit Report to be presented at the annual meeting of Shareholders.

                           (iv) To adjourn any meeting of Shareholders or of the
Board of Interativa.

                           (v) To make any public announcement on behalf of
Interativa required by its constituent documents, applicable law or otherwise.

         The Shareholders agree the Chairman shall have the power to cast only one vote at any Board meeting and, therefore, he or she shall not have the power to cast an additional vote in the event of a tie vote at any Board meeting.

         Section 5.4 Frequency of Board Meetings; Location; Notice; Agenda; Attendance of Alternates; Committees.

                  (a) Frequency of Board Meetings. Unless the Interativa Board shall otherwise agree, meetings of the Interativa Board shall occur every other month. In addition, the Interativa Board shall meet at such additional times as any director may reasonably request. The Chairman shall issue a notice pursuant to Section 5.4(c) hereof for such meeting within five (5) days of the receipt by the Chairman of a request by any director to hold such a meeting.

                  (b) Location of Board Meetings. At least once each year, the meeting of the Board of Interativa will be held in person in the Cayman Islands. All other meetings of the Board of Interativa shall be held in such locations as agreed on by the Interativa Board. If permissible under applicable law, Interativa Board meetings, other than the annual meeting held in the Cayman Islands, may be held telephonically.

                  (c) Notice. Meetings of the Board of Interativa shall occur upon at least ten (10) days' prior written notice by the Chairman to each of the directors (or in the absence of such notice by the Chairman on the provision of such notice by any director) and Observers; provided, however, that if any director notifies the Chairman in writing within five (5) days of receipt of such notice that he/she will be unable to attend such meeting, then the Chairman shall reschedule such meeting to the next available date mutually agreeable to the directors, but in no event later than ten (10) days following the originally scheduled date. Only one such rescheduling shall be permitted by the directors appointed by any Shareholder in respect of any meeting. Unless otherwise unanimously agreed by the Shareholders or by the director(s) appointed by each Shareholder, no matter may be voted on at any Interativa Board meeting unless the notice of such Board meeting clearly sets forth such matter to be voted on.

                  (d) Agenda. The agenda of any Interativa Board meeting shall include any item proposed by any director or the Observer appointed by QUALCOMM to be placed thereon.

                  (e) Alternates. Unless otherwise agreed by the Interativa Board, the alternate (if any) of any director or Observer may only attend an Interativa Board meeting if director or Observer for whom he/she is an alternate is not in attendance at such meeting. Further, no alternate director (i) may request additional Board meetings pursuant to Section 5.4(a) or (ii) shall be entitled to notice pursuant to Section 5.4(c), and (iii) may not propose additional agenda items pursuant to Section 5.4(d), unless such principal director is absent and the alternate director is acting in such principal director's stead.

                  (f) Committees. The Interativa Board may, after consultation with the Observer appointed by QUALCOMM, delegate its duties and responsibilities as it considers appropriate to such individuals and/or committees as it designates. QUALCOMM shall have the right to have an Observer participate in the activities of all committees appointed by the Interativa Board.

                  (g) Information. Each of the directors on the Interativa Board (including principal directors and alternate directors) and the Observer appointed by QUALCOMM shall be entitled to receive a copy of any proposed budget or business plan of Interativa at least five (5) days prior to any meeting at which the Interativa Board will discuss such budget or business plan.

         Section 5.5 Quorum and Voting Requirements for Board Meetings.

                  (a) Quorum. The presence of a majority of the directors entitled to vote on a given matter, including the presence of at least one (1) director appointed by each of BCI and VeloCom if both are entitled to vote, and one (1) director appointed by QUALCOMM if QUALCOMM is entitled to appoint, and has appointed, a director pursuant to the terms of Section 5.1(c), shall constitute a quorum for duly convened meetings of the Interativa Board (so long as BCI and VeloCom, as the case may be, owns (directly or indirectly) at least twenty percent (20%) of the issued and outstanding Shares); provided, however, that if no quorum is reached at a meeting of the Board at which a majority of the directors are present, a second meeting of the Board may be called with at least five (5) days advance written notice, and the presence of a majority of the directors of the Board (with or without the presence of the directors appointed by BCI or VeloCom, or QUALCOMM, if applicable) shall constitute a quorum for such second meeting of the Board.

                  (b) Vote. Actions of the Board of Interativa shall be taken by either: (i) the affirmative vote of a majority of the directors entitled to vote on a matter or (ii) the unanimous written consent of all of the directors entitled to vote on a matter; provided, however, that with respect to the matters referred to below, the affirmative vote of the directors appointed by Shareholders entitled to vote holding an aggregate of 70% or more of the Shares at any meeting when a quorum is present, including the affirmative vote of at least one (1) of the directors appointed by each of VeloCom and BCI (so long as BCI and VeloCom, as the case may be, owns (directly or indirectly) at least twenty percent (20%) of the issued and outstanding Shares), shall be required:

                           (i) the submission to the general meeting of
Shareholders of the establishment of, or any decision on the application or utilization of, any special reserves, provisions or retentions for the Companies not in the ordinary course of business, and application or utilization of the same (except for mandatory reserves established by law or specifically set out in the constituent documents of the Companies);

                           (ii) all contracts between any Company and any
Shareholder, director or Officer of any Company, or any Affiliate of a Shareholder of any Company or of a director or Officer of any Company (provided, however, that no director appointed by the Shareholder involved in such transaction (whether directly or indirectly) shall be entitled to vote on such matter);

                           (iii) any capital expenditures (including
acquisitions or leases and the selection of the supplier of major equipment) and capital dispositions by any Company not provided for in the most recent approved business plan exceeding

US$5,000,000 in any transaction or series of related transactions during any given fiscal year, except if such capital expenditures are specifically included and identified in a capital budget approved by the Board of Interativa;

                           (iv) the incurring of any indebtedness, or the
issuance of any guarantees or letters of comfort or other debt instruments, by any Company, not provided for in the most recent approved business plan in excess of 5% of the net assets of such Company or the forgiveness of any material indebtedness of any Company or the forgiveness of any loan made by any Company;

                           (v) the transfer of surplus moneys to the general
reserves of any Company and the declaration and payment of dividends by any Company;

                           (vi) the imposition or creation of any lien,
debenture, mortgage, pledge or other form of encumbrance on any assets of any Company exceeding the equivalent of US$5,000,000, or the entering into any agreement or arrangement that would contractually restrict any Company's ability to make distributions or pay dividends;

                           (vii) the entering into by any Company of
partnerships or joint ventures, or the purchase or sale by any Company of shares or other securities of any other Person, or the participation by any Company in any Persons or any other businesses;

                           (viii) establishment of any committee of the Board of
any Company, and the granting of advisory authority or discretion to any such committee not otherwise provided for under this Agreement;

                           (ix) the terms and extent of any authority to be
delegated to the management of any Company with respect to the borrowing and/or placement of funds by any Company;

                           (x) the granting of special authority or powers to
the Chairman of any Board;

                           (xi) establishment of each Company's compensation
policy and remuneration of executive Officers;

                           (xii) the hiring or firing of designated key
employees of each Company;

                           (xiii) establishment of a schedule of authorities
(the "Schedule of Authorities") for each Company which shall set forth, among other things, general and special powers of attorney and signing authority of the Chief Executive Officer and other Officers, including authority to sign, on such Company's behalf, cheques and contracts; and the approval of any matters beyond the limits covered by such Schedule of Authorities;

                           (xiv) the settlement of any litigation or arbitration
proceedings to which any Company is a party in an amount in excess of the equivalent of US$100,000;

                           (xv) the approval of any material amendments to the
initial business plan for the Companies and the approval, at the first meeting of the Board of Interativa each year, of an annual business plan and any material amendments to an existing business plan and the approval of operating budgets and capital budgets or any revisions thereto. If the Board of Interativa does not agree upon an annual business plan at its first meeting each year, the previously approved business plan for the prior fiscal year as adjusted for Brasilian inflation if necessary (using the IGP-M published by Fundacao Getulio Vargas or any successor index) shall be effective until an annual business plan is approved;

                           (xvi) the adoption of the financing policy and
financing requirements of the Companies and any material amendment of the terms of, or any action proposed to be taken to resolve any default under, any financing agreement or the establishment of terms and conditions of any Shareholder loans made to any Company;

                           (xvii) any transfer or the grant, amendment or
termination of any license in respect of, any technology, copyright, patent, trademark, industrial design or other intellectual property of any Company;

                           (xviii) the adoption or deletion of trademarks, trade
names or other symbols to identify each Company;

                           (xix) the sale of any assets of any Company having a
value in excess of the greater of the equivalent of $1 million or 5% of any Company's assets outside of the ordinary course of business or outside of an approved business plan;

                           (xx) applying for a license or any other governmental
authorization not required in the ordinary course of business or entering into a new business or market not contemplated by an approved business plan;

                           (xxi) the proposed private offering or an initial
public offering of any Company or the taking of any action which would cause any Company to come under the supervision of the Brasilian securities authorities;

                           (xxii) the hiring or termination of senior management
of each Company; and

                           (xxiii) causing any Company to take any of the
actions set forth in (i) to (xxii) above or any action set forth in Section 5.6(b);

provided, however, that in the event that any Shareholder is a Defaulting Shareholder and the directors appointed by such Shareholder resign or are removed pursuant to this Agreement, the actions set forth in (i) to (xxiii) above shall not require the affirmative vote of the directors appointed by such Defaulting Shareholder until such time, if any, as such director is reappointed.

         Section 5.6 Quorum and Voting Requirements for Shareholder Meetings.

                  (a) Frequency; Quorum and Notice for Interativa. Meetings of the Shareholders of Interativa shall be held at least annually. In addition, the Shareholders of Interativa shall meet at such additional times as any Shareholder holding at least 10% of the issued and outstanding Shares of Interativa may request. Upon receipt of such request, the Chairman of Interativa shall call a meeting of Shareholders of Interativa, such meeting to be held within twenty (20) days of the receipt of such request.

                           (i) In connection with meetings of the Shareholders
of Interativa, on a first call for such meetings, the presence in person or by proxy of holders of a majority of the issued and outstanding Shares of Interativa (including the presence of Representatives of BCI and VeloCom, as the case may be, so long as such party holds, directly or indirectly, at least twenty percent (20%) of the issued and outstanding Shares, respectively, of Interativa) shall constitute a quorum at any duly convened ordinary meeting of the Shareholders of Interativa; provided, however, if no quorum is reached at a duly called meeting of the Shareholders, a second call may be made with at least five (5) days advance written notice, and the presence in person or by proxy of the holders of a majority of the issued and outstanding Shares of Interativa (with or without the presence of Representatives of BCI or VeloCom) shall constitute a quorum for such second meeting of the Shareholders of Interativa.

                           (ii) Meetings of the Shareholders of Interativa shall
occur upon at least ten (10) days' prior written notice by the Chairman to each of the Shareholders; provided, however, that if any Shareholder notifies the Chairman in writing within five (5) days of receipt of such notice that it will be unable to attend such meeting, then the Chairman shall reschedule such meeting to the next available date mutually agreeable to the Shareholders, but in no event later than ten (10) days following the originally scheduled date. Unless otherwise unanimously agreed by the Shareholders, no matter may be voted on by the Shareholders at any Shareholder meeting unless the notice of such meeting clearly sets forth such matter to be voted on.

                  (b) Vote in Shareholder Meetings of Interativa. Except as otherwise required by law, actions of the Shareholders of Interativa at Shareholder meetings shall be taken by either (i) the affirmative vote of the holders of a majority of the issued and outstanding Shares at any meeting when a quorum is present or (ii) the unanimous written consent of all Shareholders; provided, however, that with respect to the matters referred to below, the affirmative vote of the holders of 70% of the issued and outstanding Shares, including the affirmative vote of each of VeloCom and BCI (so long as BCI and VeloCom, as the case may be, owns (directly or indirectly) at least twenty percent (20%) of the issued and outstanding Shares), and the affirmative vote of QUALCOMM if QUALCOMM owns (directly or indirectly, excluding Shares held by VeloCom) at least twenty percent (20%) of the issued and outstanding Shares, at any duly convened meeting when a quorum is present of Shareholders of Interativa shall be required for:

                           (i) any material change in any Company's accounting
or reporting practices and standards;

                           (ii) approval of the audited balance sheet and profit
and loss account of each Company and any report or statement accompanying such balance sheet and profit and loss account;

                           (iii) any creation or issue of shares or securities
and increase, reduction or other alteration of the authorized share capital of any Company;

                           (iv) any amendment of the constituent documents of
any Company, other than ministerial amendments;

                           (v) any voluntary liquidation, dissolution and/or
winding-up of any Company, the filing of a petition in bankruptcy and any amalgamation, merger, corporate reorganization, consolidation, restructuring or recapitalization of any Company;

                           (vi) any change in the nature or nationality of any
Company, any change in the name or corporate identity (including the logo) of any Company, or any change in the objects, corporate purpose or nature or scope of the business of any Company;

                           (vii) the redemption, purchase or cancellation of any
shares of any Company, or any other securities of any Company, by any Company;

                           (viii) the establishment of a policy for the
declaration, payment, recommendation, reserve or set-aside of any distribution or dividend (whether in cash or in kind) on any shares of any Company;

                           (ix) the appointment of, and any subsequent change
in, any Company's auditors;

                           (x) any change in the fiscal year of any Company;

                           (xi) any change of the head office or registered
office location and legal address of any Company;

                           (xii) the establishment of, or any decision on the
application or utilization of, any special reserves, provisions or retentions not in the ordinary course of business, and application or utilization of the same (except for mandatory reserves established by law or specifically set out in the constituent documents of the particular Company);

                           (xiii) any variation of any rights attached to any
shares of any Company;

                           (xiv) the sale of all or substantially all of the
assets of any Company (including, without limitation, the shares of capital stock of any of the Interativa Subsidiaries); and

                           (xv) any equity capital increase at any Company in
excess of that set forth in such Company's approved business plan.

provided, however, that in the event any Shareholder is a Defaulting Shareholder, the actions set forth in (i) - (xv) above shall not require the affirmative vote of such Defaulting Shareholder until such time, if any, as such Defaulting Shareholder is no longer in default of its obligations under this Agreement.

                  (c) Agenda. The agenda for all meetings of the Shareholders of Interativa shall include any item proposed by BCI or VeloCom to be placed thereon.

         Section 5.7 Officers. BCI and VeloCom, together, shall have the right to appoint the Chief Executive Officer and, in consultation with the Chief Executive Officer, other Officers of Interativa, (so long as each of BCI and VeloCom owns (directly or indirectly) at least twenty percent (20%) of the issued and outstanding Shares).

         Section 5.8 Related Party Agreements. All agreements between Vesper S.A. and Vesper Sao Paulo S.A., on the one hand, and any of the Companies on the other, shall be submitted to the Interativa Board for review to ensure they are made on an arms length basis.

                                   ARTICLE VI.
                    RESTRICTIONS ON TRANSFER AND ENCUMBRANCE

         Section 6.1 Encumbrance of Shares. Either Shareholder may, without obtaining the other Shareholder's consent, pledge a security interest in such Shareholder's Shares in connection with any financing solely implemented by such Shareholder; provided, however, (i) that the secured parties to which such pledge is granted shall be institutional lenders (including bondholders) , (ii) in the event that such secured parties, through a foreclosure or otherwise, become the holders of the Shares, any transfers by such secured parties of such Shares or other interests shall be subject to the transfer restrictions set forth herein and (iii) such secured parties shall agree to be bound by this Agreement; and provided, further, that in the event that the Shareholder desiring to so pledge its interests is unable, using its commercially reasonable efforts, to obtain the agreement of the secured parties to the provisions described in clause (ii) above, the other Shareholders shall in good faith cooperate with the pledging Shareholder and its lenders to reach a mutually satisfactory resolution.

         Section 6.2 Transfers Subject to Restrictions.

                  (a) Restrictions. Except as set forth in this Agreement or unless the Shareholders shall otherwise agree, a Shareholder shall not transfer any Shares that it owns unless such transfer complies with all the requirements of this Agreement. If a Shareholder transfers any of its Shares without complying with the requirements of this Agreement, then such transfer shall be null and void and such Shares shall not be registered in the name of the party or parties to whom the Shares are to be transferred. Unless the Shareholders shall otherwise agree, any transferee of Shares pursuant to this Agreement shall take and hold such Shares subject to this Agreement and to all obligations and restrictions upon the Transferring Shareholder set forth in this Agreement and, in the event such transferee is not a Shareholder, such transferee shall become a party to this Agreement pursuant to agreements and instruments in form and substance reasonably satisfactory to the Nontransferring Shareholder. As used in this
Article VI and elsewhere in this Agreement with respect to any Shares, "transfer" shall mean and include any sale, exchange, gift and any other disposition of any kind (other than any disposition referred to in Section 6.1, but including the exercise of any remedies relating to any Lien), whether voluntary or involuntary, affecting title to, interest in or possession of any shares.

                  (b) Prior Notification. Upon the commencement of formal commercial negotiations involving the direct or indirect transfer of any Shares (including the transfer of any shares in any Affiliate that directly or indirectly holds Shares), each Shareholder agrees to notify the other Shareholders.

         Section 6.3 Right of First Negotiation.

                  (a) Offer Notice. Except as provided in Section 6.4, no Shareholder shall transfer, offer to transfer, or accept an offer to transfer, any Shares unless the Transferring Shareholder shall have provided a written notice to each of the other Shareholders of such Shareholder's desire to transfer Shares (the "Offer Notice") which: (i) sets forth such Transferring Shareholder's intention to transfer some or all of its Shares (the "Offered Shares"); (ii) specifies the consideration to be received by such Transferring Shareholder in exchange for such Offered Shares; and (iii) indicates the number of Shares that such Transferring Shareholder proposes to transfer.

                  (b) Right of Negotiation. Upon receipt of the Offer Notice in accordance with Section 6.3(a), each Nontransferring Shareholder shall have thirty (30) days (the "Negotiation Period") within which to negotiate with the Transferring Shareholder regarding the terms of the sale of such Nontransferring Shareholder's "Pro Rata Portion" of the Offered Shares. A Nontransferring Shareholder's Pro Rata Portion of any Offered Shares will be equal to the number of shares obtained by multiplying the total number of Offered Shares by a fraction, the numerator of which shall be the number of Shares owned by such Nontransferring Shareholder and the denominator of which shall be the total number of Shares outstanding, excluding the Offered Shares. If an agreement is reached, the electing Nontransferring Shareholder and the Transferring Shareholder (or its relevant Affiliate) shall, as promptly as practicable, but in no event later than thirty (30) days from the date of termination of the Negotiation Period, prepare and enter into the documentation necessary to provide for such transfer (including, if necessary, any modification or amendment to this Agreement). If less than all of the Offered Shares are purchased by the Nontransferring Shareholders, the remaining Offered Shares shall be reoffered by the Transferring Shareholder to the Nontransferring Shareholder(s) that purchased their full Pro Rata Portion of the Offered Shares upon the terms set forth in this Section, except that such Nontransferring Shareholders must exercise their purchase rights within two (2) Business Days after receipt of such reoffer. If the Nontransferring Shareholders do not elect to purchase all of the Offered Shares or if the necessary documents to effect the transfer of any of the Offered Shares are not completed within thirty (30) days of the Negotiation Period, then the Transferring Shareholder shall be free to consummate the transfer of the Offered Shares at or above the Floor Price (as defined below). If the Transferring Shareholder (or its relevant Affiliate) does not consummate the transfer of the Offered Shares at or above the Floor Price within one hundred twenty (120) days from the end of the Negotiation Period, then the Offer Notice shall be deemed to be canceled, and any subsequent attempt by the Transferring Shareholder (or its relevant Affiliate) to transfer the Offered Shares must comply with all of the provisions of this Article VI.

                  (c) Floor Price. The "Floor Price" for any given Negotiation Period shall be equal to either (A) if an agreement was reached concerning a price, the greater of (i) the price contained in the Offer Notice, and (ii) the highest price agreed upon by the Transferring Shareholder and any Nontransferring Shareholder during the relevant Negotiation Period, or (B) if no agreement was reached concerning a price, the last price offered by the Transferring Shareholder to any Nontransferring Shareholder during the Negotiation Period.

         Section 6.4 Right of First Refusal.

                  (a) Limitations. No Shareholder will sell any Shares for a price below the Floor Price except in accordance with this Section 6.4.

                  (b) Bona Fide Offer. The Transferring Shareholder must obtain a Bona Fide Offer from a third party and must, within five (5) days of its receipt, provide a copy of the Bona Fide Offer to each of the Nontransferring Shareholders and to the Chief Executive Officer, along with a notice ("First Refusal Notice") that shall contain the following representations:

                           (i) that the Transferring Shareholder is willing and
able to accept the Bona Fide Offer on its terms;

                           (ii) that the Bona Fide Offer complies with the terms
of this Agreement;

                           (iii) the names of the principal registered and
beneficial shareholders (if available), officers and directors, and any other available information regarding the financial capacity, of the third party; and

                           (iv) that the price stated in the Bona Fide Offer is
the total consideration to be paid for the Bona Fide Shares, and that the Transferring Shareholder is not a party to or the beneficiary of any other agreements that would have the effect of reducing such consideration.

                  (c) Transfer of Control. For purposes of this Article VI, a Bona Fide Offer for the transfer of control (as defined in the definition of Affiliate) of: (i) any Shareholder; (ii) any direct or indirect parent of such Shareholder up to, but not including, the Parent Shareholder of such Shareholder; or (iii) an Affiliate of such Shareholder having acquired Shares pursuant to Section 6.5, to a transferee that is not an Affiliate of any of the parties in 6.4(c)(i) through (iii) above, shall be deemed to be a Bona Fide Offer to sell the Shares held by such Shareholder, and
(ii) "Bona Fide Offer" shall mean an unconditional (other than customary closing conditions such as receipt of governmental approvals and legal opinions and accuracy of representations and warranties) cash offer, payable on the date of the proposed transfer, from a Person who (A) is not an Affiliate of the Shareholder receiving such offer, (B) has furnished financial information, if requested by any Shareholder, to demonstrate that such Person has the financial capacity to make a purchase pursuant to the offer, (C) is permitted to make such purchase under applicable law and (D) agrees to assume the obligations of the Transferring Shareholder under this Agreement pursuant to Section 6.2(a). A Bona Fide Offer pursuant to this Section 6.4(c) shall be deemed to have been made at the Valuation Price, as determined pursuant to Section 6.4(e).

                  (d) Mechanics. Upon receipt of the First Refusal Notice in accordance with Section 6.4(b), each Nontransferring Shareholder shall have an irrevocable and exclusive option, but not the obligation, to purchase its Pro Rata Portion of the Shares covered by the Bona Fide Offer (the "Bona Fide Shares") for the same aggregate cash consideration and on the same terms and conditions as are specified in the Bona Fide Offer. Such option may be exercised by any Nontransferring Shareholder only if it provides written notice of its election to exercise such option to the other Shareholders, including the Transferring Shareholder, on or prior to the 30th day after the delivery of the First Refusal Notice (such 30-day period shall be referred to as the "Acceptance Period"). The electing Nontransferring Shareholder and the Transferring Shareholder (or its relevant Affiliate) shall, as promptly as practicable, but in no event later than ninety (90) days from the end of the Acceptance Period, prepare and enter into the documentation necessary to provide for such transfer (including, if necessary, any modification or amendment to this Agreement). If less than all of the Bona Fide Shares are purchased by the Nontransferring Shareholders, the remaining Bona Fide Shares shall be reoffered by the Transferring Shareholder to the Nontransferring Shareholder(s) that purchased their full Pro Rata Portion of the Bona Fide Shares upon the terms set forth in this paragraph, except that such Nontransferring Shareholders must exercise their purchase rights within two (2) Business Days after receipt of such reoffer. If the Nontransferring Shareholders do not elect to purchase the Bona Fide Shares, then the Transferring Shareholder shall be free to consummate the transfer of all, but not less than all, of the Bona Fide Shares only in accordance with the terms of the Bona Fide Offer. If the Transferring Shareholder (or its relevant Affiliate) does not consummate the transfer of the Bona Fide Shares in accordance with the terms of the Bona Fide Offer within ninety (90) days from the end of the Acceptance Period, then the Bona Fide Offer shall be deemed to be canceled, and any subsequent attempt by the Transferring Shareholder (or its relevant Affiliate) to transfer the Bona Fide Shares must comply with all of the provisions of this Article VI.

                  (e) Valuation Price. For purposes of establishing the purchase price of the Shares to be transferred pursuant to Section 6.4(c), Interativa shall engage two independent and internationally recognized accounting or investment banking firms (the "Experts"). The Experts shall confirm in writing to the Chief Executive Officer that they do not have a conflict of interest with the Transferring Shareholder. Following receipt by the Chief Executive Officer of such written confirmation, the Experts shall be engaged by Interativa, and shall be directed to determine the fair market value per Share as a going concern of Interativa as a whole without taking into account any minority discount or control premium and taking into account the different subscription and redemption values, as the case may be, of each class of Shares (the "Valuation Price") within thirty (30) days following their acceptance of the engagement. The Experts shall deliver their written determination of the Valuation Price to the Chief Executive Officer and the Shareholders. If the higher of the Valuation Prices, as determined by the Experts, is within five percent (5%) of the other, the "Adjusted Valuation Price" shall be the average of the two Valuation Prices. If the higher of the Valuation Prices is not within five percent (5%) of the other, a third Expert shall determine the Adjusted Valuation Price. The Adjusted Valuation Price shall be the average of the closest two among the three Valuation Prices. The Chief Executive Officer shall deliver a copy of such written determination of the Adjusted Valuation Price to the Transferring Shareholder and each of the other Shareholders. Such written determination shall be final and binding on Interativa and all Shareholders.

         Section 6.5 Transfers to Affiliates. Notwithstanding the provisions of this Article VI, a Transferring Shareholder may transfer its Shares to any Affiliate at any price if: (i) such Transferring Shareholder has provided thirty
(30) days' prior written notice of such transfer to each of the Nontransferring Shareholders; (ii) such Affiliate is not in receivership, bankruptcy, insolvency, dissolution, liquidation or any similar proceeding; and (iii) the Transferring Shareholder agrees, pursuant to instruments in form and substance reasonably satisfactory to the Nontransferring Shareholders, to remain liable, as a guarantor, for compliance by the transferee with all of the obligations of the Transferring Shareholder under this Agreement, unless the transferee, in the reasonable assessment of the Nontransferring Shareholders, has sufficient financial capacity to assume such obligations. If, pursuant to this Section 6.5, any Transferring Shareholder has transferred Shares to an Affiliate of such Transferring Shareholder, then prior to permitting such Affiliate to cease being an Affiliate, the Transferring Shareholder shall cause such Affiliate to transfer the Shares to such Transferring Shareholder or to another Affiliate of such Transferring Shareholder.

         Section 6.6 Expenses. Each Shareholder transferring any Shares pursuant to this Article VI shall bear its own expenses incurred in connection with such transaction.

         Section 6.7 Further Assurances. Each of the Shareholders shall do, and shall cause Interativa to do, all things necessary to consummate the transactions contemplated by this Article VI as promptly as practicable, including, without limitation, entering into agreements and instruments with third parties, obtaining governmental approvals and providing, subject to
Article VIII, information concerning the Companies.

         Section 6.8 Closing of Any Transfer. The closing of any transfer of Shares contemplated by this Article VI shall take place as promptly as practicable after the execution of all necessary agreements and instruments providing for such transfer but in no event later than thirty (30) days from the date of such execution (subject to the receipt of any necessary governmental approvals and the expiration of any waiting period under applicable law), at such time and place as the parties to such agreements and instruments may agree. At such closing, the Transferring Shareholder shall transfer to the transferee(s) full right, title and interest in and to the Shares transferred, free and clear of all Liens and shall deliver to each transferee certificates or instruments representing the Shares transferred, duly endorsed for transfer or accompanied by appropriate share transfer powers duly endorsed or accompanied by all necessary documents and under applicable law; and the transferee(s) shall deliver to the Transferring Shareholder, in full payment of the purchase price of the Shares purchased, the cash consideration offered, payable by wire transfer of immediately available funds to the account(s) of the Transferring Shareholder designated by the Transferring Shareholder in writing not less than three (3) Business Days prior to the closing of such transfer and shall execute any instruments or other documents reasonably requested by the Nontransferring Shareholders evidencing the transferee's agreement to be bound by the provisions of this Agreement.

         Section 6.9 Restrictive Legend. As soon as practicable after the execution of this Agreement, the Shareholders shall cause Interativa to include on all certificates evidencing the Shares the following restrictive legend:

                 "The sale, assignment, transfer, pledge, mortgage, hypothecation, encumbrance or other disposition of the Shares evidenced by this certificate, or any interest in the Shares, is restricted by the terms of the Shareholders Agreement dated as of March 22, 2000. No such sale, assignment, transfer, pledge, mortgage, hypothecation, encumbrance or other disposition shall be effective unless and until the terms and conditions of such Shareholders Agreement shall have been complied with in full."

                                  ARTICLE VII.
                        FURTHER COVENANTS AND AGREEMENTS

         Section 7.1 Management of the Companies. Each Shareholder shall use its reasonable commercial efforts to ensure that the management and operation of the Companies shall be subject to the terms, conditions and obligations set forth in this Agreement.

         Section 7.2 Shareholders Agreement Controls. To the extent permitted by law, the terms of this Agreement shall be binding on each Shareholder and its Affiliates that become subject hereto notwithstanding any of the terms of such entities' respective organizational documents.

                                  ARTICLE VIII.
                                 CONFIDENTIALITY

         Section 8.1 General.

                  (a) Confidentiality Obligation. In the event Confidential Information is disclosed to any Shareholder or any Affiliate or Representative of such Shareholder, each such Shareholder or Affiliate or Representative shall exercise at least the same degree of care in preventing the disclosure of such Confidential Information to any third party, other than any other Affiliate or Representative of such Shareholder, as such Shareholder or Affiliate or Representative exercises in maintaining the confidentiality of its own confidential proprietary information; provided, however, that such Shareholder or Affiliate or Representative shall limit disclosure of such Confidential Information to only the Shareholder or those Affiliates and Representatives of such Shareholder who have a need to know the same in connection with implementing, monitoring or otherwise carrying out the operation or management of the Companies, or advising the Shareholder in connection therewith, and who have been advised of and agree to comply with the restrictions upon such Confidential Information set forth in this Agreement and may disclose such Confidential Information (i) in connection with a proposed transfer of Shares provided that any potential transferee executes a confidentiality agreement containing the restrictions set forth in this Article VIII, (ii) in connection with any disclosure necessary to comply with U.S., Canadian or other applicable tax reporting requirements or (iii) as required to comply with applicable law or applicable exchange rules. The restrictions set forth in this Section 8.1(a) shall remain in effect until two (2) years after the date on which this Agreement terminates pursuant to Article IX, or such earlier date as may be provided in this Agreement.

                  (b) Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean (i) any technical information that is proprietary to any Company, any Shareholder or any of their respective Affiliates and disclosed in writing and marked "Confidential" in connection with the implementation or carrying out of the operation and management of the Companies and/or (ii) any financial, tax-related or commercial information of any Company, any Shareholder or any of their respective Affiliates that is disclosed during the term of this Agreement, provided that Confidential Information shall not include any information so disclosed if:

                           (i) the recipient of such information shall have had
knowledge of such information prior to the date on which such recipient received it from any Company, any Shareholder or any of their respective Affiliates;

                           (ii) such information shall have entered the public
domain through no fault of such recipient; or

                           (iii) such recipient shall have learned of such
information from a third party in such a manner that such recipient reasonably believed that such third party was authorized to disclose such information.

         Section 8.2 Disclosure Required by Law or Court Order. If any recipient of Confidential Information (including any Affiliate or Representative of a Shareholder permitted to receive such information pursuant to Section 8.1(a)) is required by order of any competent authority to disclose any Confidential Information supplied to it by any other Person, the recipient required to make such disclosure shall promptly notify the other Person or Persons involved so that such Person or Persons may seek an appropriate protective order and/or waive the required recipient's compliance with Section 8.1(a). If such protective order or other remedy is not obtained, then the recipient or recipients so required to disclose Confidential Information will furnish only that portion of such Confidential Information that, in its reasonable judgment, is legally required.

         Section 8.3 Use of Confidential Information. During the term of this Agreement, any Confidential Information disclosed to a Person permitted to receive such information pursuant to Section 8.1(a) (or any Affiliate or Representative of such Person permitted to receive such information pursuant to such Section) may be used by such recipient only in connection with implementing, monitoring or otherwise carrying out the operation or management of any Company and in connection with the resolution of any dispute between the Parties. Each Shareholder and its Affiliates shall be permitted to provide potential investors and lenders with Confidential Information so long as such investors and lenders execute appropriate confidentiality agreements. Nothing in this Agreement shall be construed to grant any additional rights in or licenses to such Confidential Information. Upon the termination of this Agreement, each Company and each Party (and its Affiliates) shall have the right to use its own Confidential Information and shall not have the right to use another Party's or Person's Confidential Information. The rights and obligations of the Shareholders under this Section 8.3 shall survive the termination of this Agreement.

                                   ARTICLE IX.
                            TERMINATION; LIQUIDATION

         Section 9.1 Term of Agreement. If not terminated earlier pursuant to Sections 9.2 or 9.3, this Agreement shall terminate on the earlier to occur of
(i) the date there is only a single Shareholder of the Shares or (ii) the fiftieth anniversary of the date hereof; provided that any claim for breach of this Agreement that is the subject of arbitration pursuant to Section 10.2 hereof shall survive the termination of this Agreement. Notwithstanding anything to the contrary herein, the provisions set forth in Sections 3.1 and 3.2, Sections 4.1 and 4.2, Sections 6.6, 6.7 and 6.9, Article VIII, Article IX,
Article X and Article XI shall continue after the termination of this Agreement in accordance with the terms set forth therein or until the expiration of the statute of limitations (if not so specified) unless the Parties otherwise agree.

         Section 9.2 Termination by Unanimous Consent. This Agreement may be terminated at any time by the written consent of all of the Parties hereto.

         Section 9.3 Termination on Bankruptcy or Liquidation. This Agreement shall automatically terminate on the voluntary or involuntary bankruptcy or dissolution of Interativa unless one or more of the remaining Shareholders who holds at least a majority of the Shares votes to continue the existence of Interativa.

         Section 9.4 Liquidation. In the event that this Agreement is terminated pursuant to Sections 9.1, 9.2 or 9.3 and the Board and the Shareholders determine to liquidate Interativa in accordance with the constituent documents of Interativa, the Shareholders shall take such actions as are necessary to dissolve and liquidate Interativa in accordance with applicable law and the following requirements:

                  (a) Third Party Liquidator. The Board shall appoint a third-party liquidator reasonably acceptable to the Shareholders who shall use reasonable commercial efforts to sell or otherwise liquidate, or make a custodian arrangement for, the assets of Interativa, either as going concerns or as separate items; provided, however, that, subject to applicable law, each Shareholder may bid for and purchase the assets of Interativa to be sold or disposed of by the Board or such third-party liquidator. The Board or such third-party liquidator shall seek to maximize the proceeds received for such assets and shall use all reasonable efforts to obtain the best prices for such assets. The Shareholders shall be bound by the terms of any sale or disposition effected by the Board or any such third-party liquidator;

                  (b) Distribution of Proceeds. Subject to applicable law, after the payment of all amounts owed by Interativa to any Person and the establishment of such cash reserves as the Board or such third-party liquidator determines to be reasonably necessary to fund any contingent or foreseeable liability or obligation of any of the Companies, the Board or such third-party liquidator shall distribute the proceeds of liquidation in the following order:
(A) first, to the payment of creditors of Interativa, (B) second, to the payment of the Board's or such third-party liquidator's reasonable expenses in liquidating Interativa; and (C) third, pro rata to the Shareholders in proportion to their respective Ownership Percentages; and

                  (c) Continuing Liabilities. Each Shareholder shall remain liable with respect to any commitment or obligation incurred by it prior to such termination in connection with this Agreement or any other agreement related to the business of Interativa (unless otherwise expressly specified therein), including any breach of this Agreement.

                                   ARTICLE X.
                           GOVERNING LAW; ARBITRATION

         Section 10.1 Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, U.S.A., WITHOUT REGARD TO ITS PRINCIPLES REGARDING CONFLICT OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

         Section 10.2 Arbitration.

                  (a) Nature of the Dispute. Any dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach, termination or invalidity of this Agreement (a "Dispute") shall be settled exclusively and finally by arbitration if not otherwise settled pursuant to Section

10.2(b). It is specifically understood and agreed that any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court.

                  (b) Dispute Procedure. In the event a Dispute arises between the Parties regarding the application or interpretation of any provisions of this Agreement, the aggrieved Party shall promptly notify the other Party of the Dispute in writing. If the Parties shall have failed to resolve the Dispute within thirty (30) days after delivery of such written notice, each of the Parties shall nominate a senior officer of its management to meet at a mutually agreed upon location, to resolve the Dispute. Should the Parties be unable to resolve the Dispute to their mutual satisfaction within thirty (30) days after such nomination, each Party shall have the right to pursue the resolution of such Dispute in accordance with the provisions set forth below.

                  (c) Arbitration Procedure. The Parties agree to settle all Disputes by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect at the time of the arbitration, excluding any such rules relating to the posting of security for costs (the "Rules"), except as the Rules may be modified by this Agreement.

                           (i) A Party desiring to submit a Dispute to
arbitration hereunder shall file a demand for arbitration with the International Chamber of Commerce (the "ICC") at its office in New York, New York (a "Demand"). A copy of the Demand shall be sent to all other Parties at the same time. The arbitration proceeding shall be conducted by a panel of three arbitrators. Within ten (10) days after a Demand has been made by a Party, each Party shall appoint one arbitrator. Within twenty (20) days after the Demand has been made, the two arbitrators shall choose a third arbitrator who shall act as chairperson of the arbitral proceedings. If the two arbitrators chosen by the Parties do not agree upon a third arbitrator within twenty (20) days after the filing of the Demand, then upon the application of any Party thereto, the third arbitrator shall be appointed by the ICC.

                           (ii) Following the appointment of the arbitrators,
each of the Parties shall have the right to mail to the other Party (with a copy to the arbitrators) a written request for the production of certain identified documents or of all documents in possession of the other Parties relevant to any claims or counterclaims in the arbitration. Within ten (10) days of receipt of any such request, the receiving Parties may make written objection to the requesting Party (with a copy to the arbitrators) to all or part of such request, on the ground that it is unduly burdensome, that the documents requested are irrelevant or privileged, or that such documents are equally available to the requesting Party. The arbitrators shall rule on the validity of any such objections and the parties shall produce documents in accordance with such order. The documents requested shall be delivered within fifteen (15) days of receipt of such request, unless the arbitrators otherwise direct.

                           (iii) The site of the Dispute resolution shall be in
the city of New York, New York, U.S.A. The Parties shall diligently and expeditiously proceed with arbitration. Upon the conclusion of any hearing, the Parties shall have thirty (30) days to submit written briefs in support of their respective positions. The arbitrators shall be instructed to render a written decision within thirty (30) days after the filing of such briefs, subject to any reasonable delay due to unforeseen circumstances.

                           (iv) Except to the extent the Parties' remedies may
be limited by the terms of this Agreement, the arbitrators shall be empowered to award any remedy available under the laws of New York, including monetary damages (but excluding any punitive, consequential, special or incidental damages). The award of the arbitrators shall be in writing with reasons for such award and signed by the arbitrators.

                           (v) To the extent possible, the arbitrators in the
arbitration proceeding provided for herein should be individuals experienced in the internet, investment and finance industries and competent to pass on the matters presented for arbitration, but such arbitrators shall have no interest in or prior connection with any of the Parties, and shall be impartial toward each Party at the time of their selection.

                           (vi) The parties to the arbitration shall share
equally the compensation and expenses of the arbitrators as well as all fees imposed by the ICC including, but not limited to, transcripts, hearing room rentals, filing fees, and administrative costs. The prevailing party shall be entitled to recover from the other party its costs, expenses and reasonable legal fees.

                           (vii) Each of the Parties recognizes and affirms that
in the event of breach by any of them of any of the provisions of this Agreement, money damages alone may be inadequate and an adequate remedy at law may not exist. Accordingly, each of the Parties agrees that any Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of any other Party under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations of the provisions of this Agreement. In accordance with the foregoing, each Party hereby waives any claim or defense that the other Party has or may have an adequate remedy at law.

                  (d) Binding Decision and Award. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The Parties hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The Parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

                  (e) Waiver of Immunity. To the extent that each Party has or hereinafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or is property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

         Section 10.3 Waiver of Jury Trial. Each Party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

                                   ARTICLE XI.
                                  MISCELLANEOUS

         Section 11.1 Notices.

                  (a) Addresses. All notices, requests, consents or other communications required or permitted hereunder shall be in writing, shall be sent by personal delivery, nationally recognized overnight courier service or facsimile, to the following address:

                  If to BCI, to:

                  Bell Canada International (Espelho Sul) Limited
                  Arawak Chambers
                  Road Town, Tortola
                  British Virgin Islands
                  Attention:  Secretary

                  with a copy to:

                  Bell Canada International Inc.
                  1000 de la Gauchetiere Street West
                  Suite 1100
                  Montreal, Quebec
                  HSB 448
                  Facsimile No. (514) 392-2276
                  Attention:  Vice President, Law and Corporate Secretary

                  If to VeloCom, to:

                  VeloCom Cayman Brasil Holdings
                  c/o Maples and Calder
                  P.O. Box 309
                  Ugland House
                  South Church Street, George Town
                  Grand Cayman, Cayman Islands
                  Telephone:  345-949-8066
                  Facsimile No.:  345-949-8080
                  Attention:  Adrian Pope
                  with a copy to:

                  VeloCom Inc.
                  6400 South Fiddlers Green Circle
                  Suite 710
                  Englewood, Colorado  80111
                  Telephone No. (303) 874-1146
                  Facsimile No. (303) 874-1125
                  Attention:  General Counsel

                  and:

                  Holland & Hart LLP
                  8390 E. Crescent Parkway
                  Suite 400
                  Greenwood Village, CO  80111
                  Telephone No.:  (303) 290-1600
                  Facsimile No.:  (303) 290-1606
                  Attention:  Paul J. Schlauch

                  If to QUALCOMM, to::

                  c/o QUALCOMM Incorporated
                  5775 Morehouse Dr.
                  San Diego, California 92121
                  Facsimile No.: (619) 658-2500
                  Attn:  President

                  with a copy to:

                  the same address
                  Attn:  Legal Department
                  Facsimile No.: (619) 658-2503

                  and:

                  QUALCOMM do Brasil Ltda.
                  Av. Eng. Luis Carlos Berrini, 550, 8th Andar
                  Sao Paulo, Brasil
                  Attn: President
                  Facsimile No. (011) 5505-9362

or to such other person or address as the addressee may have previously advised in writing as provided herein.

                  (b) Effectiveness. Any notice delivered pursuant to Section 11.1(a) shall be deemed to have been given on receipt, if received during normal business hours on a Business Day, and if not so received, on the next following Business Day.

         Section 11.2 Assignment. Except as set forth in this Agreement, no rights or obligations under this Agreement shall be assigned by any Shareholder without the prior written consent of the other Shareholder; provided, however, that any Transferring Shareholder may, upon written notice to the other Shareholder, assign all of its rights under this Agreement to (i) any Affiliate pursuant to Section 6.5 and (ii) any permitted transferee under Article VI (other than an Affiliate) in connection with a transfer of Shares pursuant to such Article.

         Section 11.3 Entire Agreement. This Agreement sets forth the entire understanding and agreement between the Shareholders as to matters covered herein and therein and supersedes any prior understanding, agreement or statement (written or oral) of intent.

         Section 11.4 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect, in any way, the meaning or interpretation of this Agreement.

         Section 11.5 Section References. All references to Articles and Sections herein are to the Articles and Sections of this Agreement unless otherwise specified.

         Section 11.6 Amendments; Waivers. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by all of the Shareholders. No further formalities by the Shareholders shall be required to amend this Agreement. Rights hereunder shall not be waived, except pursuant to a writing signed by the Shareholders against which enforcement of the waiver is sought.

         Section 11.7 Third-Party Rights. It is the intention of the Shareholders that Interativa be a third party beneficiary of this Agreement with the right to enforce, on its own behalf, any right or obligation hereunder. This Agreement is not intended to confer any benefits upon, or create any rights in favor of, any other Person or entity other than the Shareholders and Interativa.

         Section 11.8 Rights and Remedies. Except as provided in Article X and
Section 11.11, the rights and remedies granted under this Agreement shall not be exclusive but shall be in addition to all other rights and remedies available under law or equity.

         Section 11.9 Further Assurances. Each Shareholder shall take such additional action and shall coordinate with the other parties hereto, as may be reasonably necessary to effectuate this Agreement and the transactions contemplated hereby.

         Section 11.10 Transfer Taxes; Recording Fees. Interativa shall pay any stamp duty, transfer taxes, sales taxes, recording taxes or fees or similar governmental charges or taxes (but not income, gift or other such taxes) payable in connection with the execution of this Agreement.

         Section 11.11 No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Shareholder be liable to any other Shareholder, to Interativa or to any Interativa Subsidiary for any special, punitive, incidental or consequential damages.

         Section 11.12 Expenses of Negotiation. Each of the Shareholders shall bear its own expenses incurred in connection with the preparation and negotiation of this Agreement and the Transaction Documents.

         Section 11.13 Relationship Among the Shareholders; Relationship between Interativa and the Shareholders.

                  (a) Relationship Between Interativa and Shareholders. The relationship of the Shareholders to Interativa shall be that of shareholders, except as otherwise may be provided in any other written agreement between or among one or more of the Shareholders and Interativa and in no event shall any Shareholder owe any fiduciary duty or similar duty to the other Shareholder in its capacity as a shareholder of Interativa. No Shareholder shall act as an agent for or on behalf of Interativa, except as specifically is provided in any other written agreement between Interativa and such Shareholder. Each Shareholder shall conduct its affairs with regard to third parties so as to avoid the appearance or creation of any other or greater relationship between the Shareholders and Interativa.

                  (b) Contracts Outside the Scope of this Agreement. Any agreement entered into by a Shareholder which violates any provision of this Agreement or is otherwise outside the scope of this Agreement shall not be binding on the other Shareholders or on Interativa and only the Shareholder entering into such agreement shall be subject to any liability which might arise therefrom.

         Section 11.14 Voting. Each Shareholder shall vote its Shares at any Board or Shareholder meeting of Interativa so as to implement, and shall cause directors appointed by it to implement, the provisions of this Agreement.

         Section 11.15 No Brokers.

                  (a) Each Shareholder represents and warrants to the other Shareholder that all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Shareholders in such manner as to give rise to a valid claim against Interativa or any Shareholders for any broker's or finder's fee or similar compensation in connection with the transactions contemplated by this Agreement.

                  (b) Each Shareholder (the "Indemnitor") hereby agrees to indemnify and hold harmless the other Shareholder from any Loss that such other Shareholder incurs as a result of or arising out of any claim by any Person for any broker's or finder's fees or similar compensation demands made by such Person against the Indemnitor in connection with the transactions contemplated by this Agreement.

         Section 11.16 News Releases. Each Shareholder agrees to use its reasonable efforts to ensure that no public release or announcement concerning the operation of Interativa and the transactions contemplated by this Agreement shall be issued by such Shareholder without providing the other Shareholder with an opportunity to comment. Each Shareholder shall exercise reasonable care in not disseminating any information relating to Interativa to the news media without the prior consent of the other Shareholder.

         Section 11.17 Compliance with Transaction Documents. The Shareholders shall comply and shall cause their Affiliates to comply with the provisions of each of the Transaction Documents to which they are a party. No transfer of any interest in Interativa by any Shareholder shall relieve such Shareholder of its obligations under any of the Transaction Documents to which it is a party unless expressly agreed to by the other parties to such Transaction Documents.

         Section 11.18 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective when such counterparts have been executed by and delivered to each Party. Delivery by facsimile of an executed counterpart of this Agreement shall be deemed to be delivery of an original counterpart of this Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.


                                 BELL CANADA INTERNATIONAL (ESPELHO SUL) LIMITED



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:



                                 VELOCOM CAYMAN BRASIL HOLDINGS



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:



                                 QUALCOMM DO BRASIL LTDA.



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title:



                                 BV INTERATIVA HOLDINGS



                                 By:
                                    --------------------------------------------
                                    Name:
                                    Title: